Exhibit 99.1
Saga Communications, Inc.
Reports 1st Quarter 2011
Free Cash Flow Increased 42%
Contact:
Samuel D. Bush
313/886-7070
Grosse Pointe Farms, MI — May 10, 2011 — Saga Communications, Inc. (NYSE Amex-SGA) today reported operating income increased 13.7% to $4 million for the quarter ended March 31, 2011. Free cash flow increased 42% to $3.2 million compared to $2.3 million for the same period in 2010. The Company’s net operating revenue increased 2.6% to $28.7 million while station operating expense increased 0.8% compared to the same period last year to $22.7 million (station operating expense includes depreciation and amortization attributable to the stations). The Company’s net income for the period was $0.39 per fully diluted share compared to $0.78 per fully diluted share for the same period last year. For comparison purposes the company’s net income for the period ended March 31, 2010 included $3.6 million in other income that was primarily due to the one-time payment for a frequency coordination of one of its licensed facilities.
The Company continues to maintain a solid balance sheet with $13.8 million in cash and certificate of deposit balances as of March 31, 2011. As of March 31, 2011, the Company’s outstanding bank debt was $92.1 million. The trailing 12 month leverage ratio calculated as a multiple of EBITDA was 2.5 times.
Capital expenditures in the first quarter of 2011 were $1.2 million compared to $845 thousand for the same period last year. The Company currently expects to spend approximately $5.0 million for capital expenditures during 2011.
Saga Communications utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance. Such non-GAAP measures include free cash flow, trailing 12 month consolidated EBITDA, and leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including but not limited to evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive based compensation of executives and other members of management and as a measure of financial position. Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value. These measures are not measures of liquidity or of performance in accordance with GAAP, and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all of the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Supplemental Financial Data table.
Saga Communications, Inc. is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. The Company owns or operates broadcast properties in 26 markets, including 61 FM and 30 AM radio stations, 3 state radio networks, 2 farm radio networks, 5 television stations and 4 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacommunications.com.
Saga’s 1st Quarter 2011 conference call will be on Tuesday, May 10, 2011 at 2:00 p.m. EDT. The dial-in number for all calls is (612) 234-9959. A transcript of the call will be posted to the Company’s web site.
The Company requests that all parties that have a question that they would like to submit to the Company to please email the inquiry by 1:00 p.m. EDT on May 10, 2011 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing will be discussed during the call.
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “believes,” “expects,” “anticipates,” “guidance” and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga’s ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga’s business, are described in the reports Saga Communications, Inc. periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga’s actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

Saga Communications, Inc.
Selected Consolidated Financial Data
For The Three Months Ended
March 31, 2011 and 2010
(amounts in 000’s except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Operating Results
Net operating revenue	$28,708	$27,987
Station operating expense	22,736	22,560
Corporate general and administrative	1,940	1,882

Operating income	4,032	3,545
Interest expense	1,157	1,519
Other (income) expense, net	68	(3,596)

Income before income tax	2,807	5,622
Income tax expense	1,145	2,305

Net income	$1,662	$3,317

Earnings per share
Basic	$0.39	$0.78

Diluted	$0.39	$0.78

Weighted average common shares	4,237	4,228
Weighted average common and common equivalent shares	4,243	4,229

Free Cash Flow
Net income	$1,662	$3,317
Plus: Depreciation and amortization:
Station	1,751	1,845
Corporate	54	52
Deferred tax provision	655	1,180
Non-cash compensation	162	298
Other (income) expense, net	68	(3,596)
Less: Capital expenditures	(1,145)	(845)

Free cash flow	$3,207	$2,251

Balance Sheet Data
Working capital	$18,665	$9,203
Net fixed assets	$64,844	$68,152
Net intangible assets and other assets	$97,420	$97,432
Total assets	$197,552	$202,823
Long-term debt (including current portion of $4,443 and $15,200, respectively)	$92,078	$116,078
Stockholders’ equity	$81,785	$67,630

Saga Communications, Inc.
Selected Supplemental Financial Data
March 31, 2011
(amounts in 000’s except ratios)
(Unaudited)

			Corporate
	Radio	Television	and Other	Consolidated
Three Months Ended March 31, 2011:
Net operating revenue	$24,506	$4,202	$—	$28,708
Station operating expense	19,278	3,458	—	22,736
Corporate G&A	—	—	1,940	1,940

Operating income (loss)	$5,228	$744	$(1,940)	$4,032

Depreciation and amortization	$1,339	$412	$54	$1,805

			Corporate
	Radio	Television	and Other	Consolidated
Three Months Ended March 31, 2010:
Net operating revenue	$24,144	$3,843	$—	$27,987
Station operating expense	19,223	3,337	—	22,560
Corporate G&A	—	—	1,882	1,882

Operating income (loss)	$4,921	$506	$(1,882)	$3,545

Depreciation and amortization	$1,421	$424	$52	$1,897

		Less:	Plus:	Trailing
	12 Mos Ended	3 Mos Ended	3 Mos Ended	12 Mos Ended
	December 31,	March 31,	March 31,	March 31,
	2010	2010	2011	2011
Trailing 12 Month Consolidated EBITDA (1)
Net income	$15,136	$3,317	$1,662	$13,481
Less: Gain (loss) on sale of assets	(386)	35	(68)	(489)
Gain on license downgrade	3,756	3,561	—	195
Other	46	(12)	20	78

Total exclusions	3,416	3,584	(48)	(216)

Consolidated Adjusted Net Income (1)	11,720	(267)	1,710	13,697
Plus: Interest expense	5,622	1,519	1,157	5,260
Income tax expense	10,400	2,305	1,145	9,240
Depreciation & amortization expense	7,718	1,897	1,805	7,626
Amortization of television syndicated programming contracts	732	180	189	741
Non-cash stock based compensation expense	927	298	162	791
Less: Cash television programming payments	(744)	(181)	(171)	(734)

Trailing twelve month consolidated EBITDA (1)	$36,375	$5,751	$5,997	$36,621

Total long-term debt, including current maturities				$92,078
Divided by trailing twelve month consolidated EBITDA (1)				36,621

Leverage ratio				2.5

(1)	As defined in the company’s credit agreement.